LIBERTY SILVER ANNOUNCES ELECTION OF DIRECTORS AND

RESULTS OF SHAREHOLDER MEETING

Toronto, ON — December 20, 2013: Liberty Silver Corp. (TSX: LSL) (“Liberty” or the “Company”) announced that the nominees listed in the management proxy circular for the 2013 Annual General and Special Meeting (the “Meeting”) of shareholders were elected as directors of the Company. At the Meeting, the slate was also amended to include an additional director nominee, Mr. Eric R. Klein, as put forward by management of the Company. In addition, Morrill & Associates, LLC, Certified Public Accountants were reappointed as the Company’s auditors for the 2014 fiscal year. Detailed results of the vote for the election of directors held at the Meeting in Toronto on December 19, 2013 are set out below:

Nominee	Votes For	%	Withheld	%
R. Geoffrey Browne	37,016,473	99.96	15,550	0.04
Timothy Unwin	37,009,773	99.96	15,550	0.04
W. Thomas Hodgson	37,018,473	99.96	15,550	0.04
James Sbrolla	37,008,173	99.99	1,350	0.01
Eric R. Klein	41,589,359	100	0	0

Election of Eric Klein

Mr. Eric R. Klein is a Certified Public Accountant (Chartered Accountant) in the Province of Ontario, and holds the designation of Chartered Business Valuator. Mr. Klein obtained his Bachelor of Commerce degree and a graduate diploma in public accounting from McGill University. Since 1993, in various capacities, Mr. Klein has served at Farber Financial Group, Klein Farber Corporate Finance Inc., Klein Valuation Services Inc., and is currently the Managing Director and Partner at these firms. Mr. Klein’s accomplishments at these firms include the execution and closing of numerous acquisition, divestiture, financing, business valuation and strategy assignments for private and public companies as well as several utilities.

Mr. Klein currently serves as a director and Chairman of the Audit Committee for INV Metals Inc. and Northquest Ltd., and has been a director at these companies since 2008. Mr. Klein is also currently a director on the Board of Bonanza Blue Corp., and has been since 2011. Mr. Klein was previously a director and the Chairman of the Audit Committee for FMX Ventures Inc. between 2008 and 2011.

“We are pleased to welcome Eric, in addition to James Sbrolla, to the board of Liberty”, stated Timothy Unwin, Chairman of the Board.  “The addition of two independent directors, with the strengths and accomplishments demonstrated by both Eric and James in their respective careers, will help the Company move forward after having gone through a difficult year.  We look forward to their contributions to the Company as we continue to work towards maximizing shareholder value.”

Share Consolidation

At the Meeting, a majority of votes cast were voted in favour of a resolution to amend Liberty’s articles to affect a consolidation of the Company’s common shares on the basis of one new share for each five existing shares. However, the Company only received votes in favour from 43.74% of the total issued and outstanding number of shares, and pursuant to Nevada corporate law, the vote of shareholders required to approve the consolidation is a vote of holders of the majority of the shares outstanding. Accordingly, the Company will not proceed with the consolidation at this time.

About Liberty Silver Corp.

Liberty is focused on exploring and advancing mineral properties located in North America. Liberty is led by an experienced board of directors and a skilled management team with significant experience managing exploration, development, and mining projects. Liberty is committed to creating value for its shareholders by utilizing its mitigated risk approach to developing new resources on its current properties, and by acquiring new properties that have the potential to increase their resource base. The

Trinity Silver Project, located in Pershing County, Nevada, is Liberty’s flagship project. Liberty has the right to earn a joint venture interest in the 10,020-acre Trinity Silver Project pursuant to the terms of an earn-in agreement with Renaissance Exploration Inc.

Information about Liberty is available on its website, www.libertysilvercorp.com, or in the SEDAR and EDGAR databases.

For additional information contact:

Manish Z. Kshatriya, Executive VP & CFO

(888) 749-4916

mkshatriya@libertysilvercorp.com